Supplement dated August 1, 2005

To Prospectus Supplement dated July 29, 2005

(To Prospectus dated July 1, 2005)

$958,447,000

Fieldstone Investment Corporation

Seller

Fieldstone Mortgage Investment Corporation

Depositor

Wells Fargo Bank, N.A.

Master Servicer

Fieldstone Mortgage Investment Trust, Series 2005-2

Issuer

Mortgage-Backed Notes

The prospectus supplement dated July 29, 2005 to the prospectus dated July 1, 2005 is hereby amended as follows:

1.     The seventh bullet point on page S-32 of the prospectus supplement following the phrase “The obligation of the Trust to purchase Subsequent Mortgage Loans during the Pre-Funding Period is subject to the following requirements:” is hereby revised to read in its entirety as follows:

•                  such Subsequent Mortgage Loan will be secured by a first lien or second lien on a mortgaged property; and

2.     The ninth bullet point on page S-32 of the prospectus supplement after the phrase “The obligation of the Trust to purchase Subsequent Mortgage Loans during the Pre-Funding Period is subject to the following requirements:” is deleted in its entirety.

3.     Clause I(A)(iii) in the Section “Payments — Payments of Principal” on page S-53 of the prospectus supplement is hereby revised to read as follows:

(iii) sequentially, to the Class 2-A1, Class 2-A2 and Class 2-A3 Notes, in that order, after giving effect to payments pursuant to clause (I)(B)(ii) below, until the Class Principal Amount of such class has been reduced to zero;

4.     The definition of “Interest Margin” in the “Glossary” on page S-91 is revised to reflect 0.740% as the Interest Margin for the Class 2-A3 Notes on any Payment Date following the month in which the Aggregate Collateral Balance as of the beginning of the related Due Period is less than 10% of the Aggregate Collateral Balance as of the Closing Date.

Merrill Lynch & Co.
Bear, Stearns & Co. Inc.
Credit Suisse First Boston
Lehman Brothers

August 1, 2005